CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Core Fixed Income Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement No. 333-63546 on Form N-1A of our report dated November 29, 2006, relating to the financial statements and financial highlights of Seligman Core Fixed Income Fund, Inc., appearing in the Annual Report on Form N-CSR of Seligman Core Fixed Income Fund, Inc. for the year ended September 30, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “General Information—Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such registration statement.

/s/DELOITTE & TOUCHE LLP

New York, New York

January 26, 2007